Exhibit 99

       Heritage Financial Group Announces Higher Fourth Quarter Earnings

        Board of Directors Increases Quarterly Cash Dividend Rate 20% to
                             $0.06 Per Common Share

    ALBANY, Ga.--(BUSINESS WIRE)--Jan. 19, 2007--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the fourth quarter and year ended December 31, 2006. Net income for the fourth quarter increased 53% to $860,788 or $0.08 per diluted share from $561,105 or $0.05 per diluted share in the year-earlier quarter, strongly reversing a downturn in earnings experienced in the third quarter of 2006. Net income for the year totaled $2,353,637 or $0.22 per diluted share, down 20% from $2,950,495 or $0.31 per diluted share for 2005.

    Separately, the Company announced that its Board of Directors has increased the cash dividend 20% to $0.06 per common share from the previous level of $0.05 per common share - the initial rate set when the Company commenced dividend payments in late 2005. The dividend will be paid on February 16, 2007, to stockholders of record as of February 2, 2007. Heritage, MHC, which holds 7,868,875 shares or approximately 70% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its shares.

    The Company also reported that it has completed a second stock repurchase program, which began in October. Under this plan, the Company repurchased 335,000 shares or approximately 10% of its outstanding publicly held shares of common stock. In the Company's first stock repurchase plan, initiated in May 2006 and completed in September, it repurchased 220,000 shares or approximately 7% of its then-outstanding publicly held shares of common stock.

    Operational and financial highlights of 2006 included solid growth in the Company's loan portfolio, reflecting the continued penetration of its core Georgia markets as well as an increasing contribution from the Company's mid-year expansion into Florida with the opening of a branch in Ocala. With this momentum, the Company's loan portfolio increased 9% during 2006, and total assets grew to more than $400 million by year's end - a milestone for the Company. In tandem with portfolio growth, the Company witnessed a general trend of improving asset quality during 2006, as net charge-offs and non-performing loans, both in absolute terms and relative to total loans outstanding, have declined year over year. With this general strengthening of asset quality, the Company was able to forego a provision for loan losses in the fourth quarter, which along with growth in net interest income, higher non-interest income and a slowing rate of growth in non-interest expense, contributed to the Company's increased earnings for the fourth quarter.

    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "Our results this past year were affected by many new expenses associated with our public company status that did not fully affect us in 2005, including costs related to the implementation of our stock option plan and ESOP, along with continued investments in our systems and start-up expenses related to our Florida expansion. Nevertheless, we are pleased to end the year with higher fourth quarter earnings and solid momentum in our business, which were key considerations supporting our Board's decision to increase the Company's cash dividend rate.

    "Clearly, much of our success in 2006 can be traced to fundamentals in our operations that have remained strong throughout the year, highlighted by robust loan growth and improving credit quality. Taking into account these performance drivers, together with our efforts to capitalize on additional opportunities in new markets, we remain confident about our future and believe the Company is well positioned for growth in 2007."

    Management continues to believe that overall asset quality is generally sound, noting that its loans are well collateralized and that key credit quality ratios remain at historically low levels. For instance, non-performing loans at the end of the fourth quarter of 2006 declined to $258,000 from $996,000 at December 31, 2005, and as a percent of total loans outstanding, fell to 0.09% from 0.40% for the fourth quarter last year. Meanwhile, net charge-offs to average outstanding loans, on an annualized basis, were 0.14% for the fourth quarter of 2006 versus 0.20% for the prior year, and declined to 0.09% for 2006 from 0.15% for the prior year.

    Heritage Financial Group's net interest income for the fourth quarter increased 2% to $3,579,000 from $3,526,000 for the year-earlier period. The Company's net interest margin for the fourth quarter was 4.16%, down nine basis points from the third quarter of 2006 and 17 basis points below the fourth quarter last year. Considering the Company's generally improving asset quality in 2006, particularly as the year ended, Heritage Financial Group recorded no provision for loan losses in the fourth quarter of 2006; in the year-earlier quarter, the provision for loan losses totaled $300,000.

    Net interest income for 2006 increased 7% to $14,232,000 from $13,308,000 in 2005 as the Company's net interest margin for the year increased 17 basis points to 4.32% in 2006. The provision for loan losses for 2006 declined to $695,000 from $1,015,000 in 2005, again reflecting an overall positive impact from improved asset quality.

    The Company's total assets increased 14% to $413,377,000 at December 31, 2006, from $363,797,000 at December 31, 2005. Net loans increased 9% to $272,700,000 at December 31, 2006, from $250,493,000 at December 31, 2005. Deposits increased 25% to $299,189,000 at the end of the fourth quarter of 2006 from $238,640,000 at December 31, 2005. Total stockholders' equity declined 9% to $62,905,000 at December 31, 2006, from $68,984,000 as of
December 31, 2005. The decline in stockholders' equity reflected the impact of the Company's stock repurchase efforts.

    Annualized return on average stockholders' equity for the fourth quarter and year ended December 31, 2006, was 5.17% and 3.44%, respectively, versus 3.25% and 5.18%, respectively, for the comparable periods last year. Annualized return on average total assets for the fourth quarter and year ended December 31, 2006, was 0.87% and 0.63%, respectively, compared with 0.62% and 0.83%, respectively, for the same periods in 2005.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. HeritageBank also commenced operations in the State of Florida during the third quarter of 2006 with the opening of a full-service banking office in Ocala.

    As of December 31, 2006, Heritage Financial Group reported total assets of approximately $413 million and total stockholders' equity of approximately $63 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 70% of the shares of Heritage Financial Group. The remaining 30% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.



                       HERITAGE FINANCIAL GROUP
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)


                                Three Months Ended     Year Ended
                                ------------------ -------------------
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2006      2005       2006      2005
                                --------- -------- --------- ---------
Total interest income           $  6,217  $ 5,102  $ 22,608  $ 19,243
Total interest expense             2,638    1,576     8,376     5,935
                                --------- -------- --------- ---------
Net interest income                3,579    3,526    14,232    13,308
Provision for loan losses             --      300       695     1,014
                                --------- -------- --------- ---------
Net interest income after
 provision for loan losses         3,579    3,226    13,537    12,294
Non-interest income                1,534    1,270     5,609     5,335
Non-interest expense               4,193    3,990    16,060    13,584
                                --------- -------- --------- ---------
Income before income taxes           920      506     3,086     4,045
Income tax expense                    59      (55)      732     1,095
                                --------- -------- --------- ---------
Net income                      $    861  $   561  $  2,354  $  2,950
                                ========= ======== ========= =========
Basic and diluted earnings per
 share                          $   0.08  $  0.05  $   0.22  $   0.31
                                ========= ======== ========= =========



                                                   Dec. 31,  Dec. 31,
                                                     2006      2005
                                                   --------- ---------
Total assets                                       $413,377  $363,797
Cash and cash equivalents                             9,781    10,499
Interest-bearing deposits in
 banks                                                2,154     1,387
Securities available for sale                        84,514    64,866
Loans receivable                                    276,776   254,111
Allowance for loan losses                             4,076     3,618
Total deposits                                      299,189   238,640
Federal Home Loan Bank advances                      40,000    50,000
Stockholders' equity                                 62,905    68,984


    Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2006 and 2005, may be found at the following link: http://www.irinfo.com/hbos/HBOS4Q06FSV.pdf. Investors should refer to the Company's Form 10-K for the three and 12 months ended
December 31, 2006, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

    CONTACT: Heritage Financial Group, Albany
             T. Heath Fountain, 229-878-3370
             Vice President, Controller
             and Director of Investor Relations